EXHIBIT 99.1

Heritage Oaks Bancorp Reports Third Quarter Results

Declares Quarterly Dividend of $0.06 per Common Share

PASO ROBLES, Calif., Oct. 29, 2015 (GLOBE NEWSWIRE) -- Heritage Oaks Bancorp ("Heritage Oaks" or the "Company") (NASDAQ:HEOP), a bank holding company and parent of Heritage Oaks Bank (the "Bank"), reported net income available to common shareholders of $4.0 million, or $0.12 per dilutive common share, for the third quarter of 2015, compared to net income available to common shareholders of $3.4 million, or $0.10 per dilutive common share, for the third quarter of 2014, and net income available to common shareholders of $3.7 million, or $0.11 per dilutive common share for the second quarter of 2015. Net income available to common shareholders for the current quarter increased by $0.6 million compared to the third quarter of 2014, and by $0.3 million compared to the linked quarter.

Third Quarter 2015 Highlights

  Gross loans increased by $15.6 million, or 1.3%, to $1.21 billion at September 30, 2015, compared to $1.19 billion at June 30, 2015, and increased by $55.2 million, or 4.8% compared to $1.15 billion at September 30, 2014. New loan production totaled $95.0 million for the third quarter of 2015. Loan pay-offs declined during the third quarter by 24.5%, compared to the second quarter of 2015, to $34.6 million.

  Total deposits grew by $60.1 million, or 4.0% to $1.57 billion at September 30, 2015, compared with $1.51 billion at June 30, 2015, and grew by $148.8 million, or 10.5%, as compared to $1.42 billion at September 30, 2014. Non-interest bearing demand deposits grew 16.1% over the last year to $544.8 million, and represent 34.7% of total deposits at September 30, 2015 compared to 33.0% of total deposits at September 30, 2014.

  Credit quality remains strong with non-accrual loans representing 0.83% of total gross loans at September 30, 2015, which improved from 0.97% for the linked quarter, and from 0.89% at September 30, 2014. Net recoveries for the third quarter of 2015 increased to $0.3 million compared to $0.1 million for the linked quarter, and $0.2 million for the third quarter of 2014. Loans delinquent 30 to 89 days were 0.07% of total gross loans as of September 30, 2015. There was no provision for loan losses recorded in the third quarter due to the continued improvement in credit quality.

  Regulatory capital ratios for the Bank at September 30, 2015 were 9.44% for Tier 1 Leverage Capital, 13.77% for Total Risk Based Capital, and 12.52% for Common Equity Tier One Capital to Total Risk Based Capital.

  On October 28, 2015 the board of directors declared a dividend of $0.06 per common share for shareholders of record as of November 16, 2015, which is payable to our common shareholders on November 30, 2015.

"We had solid loan and deposit growth for the third quarter as our relationship banking initiatives continued to pay off. Deposits grew by $60 million during the third quarter, and by $177 million, or 12.7% for the first nine months of 2015. Loan production increased by 19% compared to the second quarter, and our loan pay-off rate declined substantially compared to the first six months of 2015," stated Simone Lagomarsino, President and Chief Executive Officer of Heritage Oaks Bancorp.

Net Income Available to Common Shareholders

Net income available to common shareholders for the third quarter of 2015 was $4.0 million, or $0.12 per diluted common share, compared with $3.4 million, or $0.10 per diluted common share, for the third quarter of 2014. Net income available to common shareholders for the quarter ended June 30, 2015 was $3.7 million, or $0.11 per diluted common share.

Net income available to common shareholders for the nine months ended September 30, 2015 was $11.8 million, or $0.34 per dilutive common share as compared to $4.6 million or $0.14 per dilutive common share for the nine months ended September 30, 2014. The $7.2 million increase in net income available to common shareholders for the first nine months of 2015 as compared to the same period a year earlier was primarily due to $8.8 million of merger, restructure and integration costs related to the February 28, 2014 acquisition of Mission Community Bancorp ("MISN" or the "MISN Transaction") incurred during the first nine months of 2014.

Net Interest Income

Net interest income was $15.4 million, or 3.58% of average earning assets ("net interest margin"), for the third quarter of 2015 compared with $15.6 million, or a 3.98% net interest margin, for the same period a year earlier, and $15.2 million, or a 3.67% net interest margin, for the quarter ended June 30, 2015. On a year over year basis, net interest income decreased by $0.2 million due primarily to prepayment fees of $0.1 million associated with paying off certain FHLB advances, and accelerated discount amortization of $0.1 million associated with paying off certain brokered certificates of deposit, during the current quarter. These wholesale funding pay-offs were made in conjunction with both strong deposit growth, and a lower level of loan growth we have experienced since the time we obtained these borrowings; and they will lower our cost of funds by 8 basis points going forward.

Net interest income increased for the quarter ended September 30, 2015 as compared to linked quarter by $0.2 million due to the following factors: an increase in loan interest income of $0.2 million attributable to an increase in loan fees, and a $0.2 million increase in securities interest attributable to higher average balances; these increases were partially offset by a $0.2 million decrease in interest income from other investments due to the special FHLB dividend received during the prior quarter.

The net interest margin was 3.58% for the third quarter of 2015 compared to 3.98% for the same prior year period, and 3.67% for the linked quarter ended June 30, 2015. The year-over-year 40 basis point decline in the net interest margin is primarily attributable to a decline in loan yields, which declined by 39 basis points to 4.95% for the third quarter of 2015 from 5.34% for the third quarter of 2014. On a linked quarter basis the net interest margin declined by 9 basis points primarily due to a shift in asset mix from higher yielding loans to lower yielding securities and interest bearing cash balances, and also due to the decline in other investment yields attributable to the $0.3 million special FHLB dividend received in the prior quarter.

The primary drivers of the decline in loan yields for the current quarter as compared to the third quarter of 2014 were a decrease in purchased loan discount accretion, and the impact of originating new loans at lower yields than our average loan portfolio yield due to the historically low interest rate environment. Purchased loan discount accretion contributed 16 basis points to loan yields during the current quarter, and 30 basis points during the third quarter of 2014. The decline in purchased loan discount accretion for the third quarter of 2015 as compared to the third quarter of 2014 is attributable to a lower level of accelerated loan discount accretion associated with loan pay-offs, and to a gradual decline in scheduled accretion due to loan maturities and pay-offs. The dollar amount and basis point impact to loan yields of purchase discount accretion was similar for the third quarter of 2015 to the linked quarter as neither quarter had a material amount of accelerated accretion related to loan pay-offs.

The cost of deposits declined by 1 basis point to 0.24% for the third quarter of 2015 compared to 0.25% for the prior quarter, and declined by 2 basis points compared to 0.26% for the third quarter of 2014. The decline in the cost of deposits for the third quarter of 2015 compared to both the linked quarter and prior year quarter was primarily due to an increase in the percentage of average non-interest bearing demand deposits compared to total deposits.

Provision for Loan and Lease Losses

No provisions for loan and lease losses were recorded for the three months ended September 30, 2015, or 2014, or the linked quarter ended June 30, 2015. The Company has not required a loan and lease loss provision since 2012 due to improvements in credit quality over the past three years. Annualized net recoveries were 0.11% of average loans outstanding for the quarter ended September 30, 2015 compared to annualized net recoveries of 0.06% of average loans outstanding for the same period a year earlier, and annualized net recoveries of 0.02% of average loans outstanding for the linked quarter.

Non-Interest Income

Non-interest income for the third quarter of 2015 was $2.8 million compared to $3.0 million for the same period a year earlier, and $2.3 million for the linked quarter ended June 30, 2015. Non-interest income decreased by $0.2 million for the current quarter as compared to the same prior year period, primarily due to decreases in gain on sale of investment securities, other income, and bank fee and service charge income, which were partially offset by gain on extinguishment of debt related to the repurchase of trust preferred securities. Compared to the linked quarter, non-interest income increased by $0.5 million, primarily due to the gain on extinguishment of debt, and to a lesser extent, to gain on sale of securities. These increases were offset by a $0.1 million linked quarter decrease in mortgage banking revenue.

On August 4, 2015 the Company was the successful bidder, at 85% of par, in a public auction of trust preferred securities issued by Heritage Oaks Capital Trust II with an original face value of $3.0 million. The Company immediately retired $3.0 million of subordinated debentures associated with the trust preferred securities, which resulted in a $450 thousand gain on extinguishment of debt. The third quarter 2015 gains on sale of investment securities are attributable to portfolio repositioning activities. Bank service charge income declined over the last year, despite increases in deposit balances, because the Bank has exited several "money service businesses" as part of our Bank Secrecy Act and Anti-Money Laundering Program ("BSA/AML Program") remediation efforts. The decline in mortgage banking revenue, as compared to the linked quarter was due to a $7.9 million decline in mortgage loans originated for sale for the third quarter of 2015, to $28.7 million.

Non-Interest Expense

Non-interest expense declined by $1.2 million, or 9.2%, to $12.2 million for the quarter ended September 30, 2015 compared to $13.4 million for the quarter ended September 30, 2014. Non-interest expense for the third quarter of 2015 increased by $0.7 million, or 6.3% from $11.4 million for the linked quarter.

The decrease in non-interest expense for the third quarter of 2015 as compared to the third quarter a year ago was largely the result of a $0.8 million decline in merger, restructure and integration costs related to the MISN Transaction. Salaries and employee benefit costs also declined by $0.6 million for the third quarter of 2015 as compared to the same prior year period as a result of the branch consolidation that was completed in the latter part of 2014. These decreases were offset by a $0.4 million increase in professional services related to additional BSA/AML Program consulting and audit costs.

The $0.7 million increase in non-interest expense during the third quarter of 2015, as compared to the prior quarter, was primarily attributable to increased professional services costs, and other expenses of $0.5 million, each. The increase in professional services costs for the third quarter of 2015 as compared to the linked quarter was attributable both to ongoing BSA/AML Program remediation efforts, as well as increases in other services, such as information technology services and consulting, audit and tax costs, and legal services. The table below illustrates the amount of cost associated with BSA/AML Program remediation efforts included in professional services costs for the periods indicated:

	For the Three Months Ended			For the Nine Months Ended
	9/30/2015	6/30/2015	9/30/2014	9/30/2015	9/30/2014
	(dollars in thousands, except per share data)
Professional Services
BSA/AML related costs	$ 598	$ 445	$ 282	$ 1,307	$ 457
Information technology services and consulting	458	330	287	1,067	565
Audit and tax costs	367	259	256	888	617
Legal costs	319	224	597	738	574
All other costs	492	444	417	1,342	1,397
Total professional services	$ 2,234	$ 1,702	$ 1,839	$ 5,342	$ 3,610

The linked quarter increase in information technology and consulting costs is attributable both to an increase in consulting related to internal technology development initiatives, and to outsourced information technology management services. Audit and tax costs increased during the third quarter, as compared to the prior quarter due both to a regularly scheduled annual external credit review, and to the transition of our outsourced internal audit vendor. The linked quarter increase in legal costs is attributable to ongoing litigation.

The increase in other expense for the current quarter as compared to the prior quarter is primarily attributable to the prior quarter mortgage repurchase reserve reversal, as well as an increase in operating losses related to recent fraudulent debit card transactions, related to automated teller machine skimming activities outside of our bank, which we were however, responsible for reimbursing our customers.

Operating Efficiency

The Company's operating efficiency ratio decreased to 67.81% for the third quarter of 2015 as compared to 71.90% for the third quarter of 2014, and increased from 64.04% for the linked quarter. Total non-interest expense as a percentage of average assets, another measure of the Company's efficiency, was 2.61% for the third quarter of 2015 compared to 3.14% for third quarter of 2014, and 2.55% for the quarter ended June 30, 2015.

Income Taxes

Income tax expense was $2.0 million for the quarter ended September 30, 2015 compared with $1.7 million for the same period a year earlier. For the linked quarter ended June 30, 2015, income tax expense was $2.3 million.  The Company's effective tax rate for the third quarter of 2015 was 33.9% compared with 33.7% for the same period a year ago, and 37.5% for the quarter ended June 30, 2015.

Balance Sheet

Total assets increased by $157.7 million, or 9.2%, to $1.9 billion at September 30, 2015 compared to September 30, 2014, and $45.5 million, or 2.5%, compared to June 30, 2015. Cash and cash equivalents increased $61.4 million, or 120.9%, to $112.3 million at September 30, 2015 compared to September 30, 2014, and decreased by $16.7 million, or 13.0%, compared to June 30, 2015.  The increase in the Company's cash position over the last year is primarily the result of successful deposit gathering efforts, while the linked-quarter decline is due to deployment of cash inflows from new deposits into the investment securities, and loan portfolios.

Investment securities increased by $50.3 million or 13.2%, to $432.8 million compared to $382.4 million at September 30, 2014, and by $52.9 million, or 13.9%, compared to $379.8 million at June 30, 2015. At September 30, 2015, the effective duration of the securities portfolio was 3.21 years. We currently target a 2.75 to 3.25 year effective duration for the entire securities portfolio.

Total gross loans increased by $55.2 million, or 4.8%, to $1.2 billion at September 30, 2015 compared to September 30, 2014, and by $15.6 million, or 1.3%, compared to June 30, 2015. New loan production for the held for investment portfolio ("portfolio loans") was $66.2 million during the quarter ended September 30, 2015, which was $23.1 million more than the prior quarter reflecting a 53.5% increase. Pay-offs declined by $11.2 million during the third quarter to $34.6 million, and were $14.3 million, or 29.1% lower than the average quarterly pay-off rate for the first two quarters of 2015.

Total deposits increased by $148.8 million, or 10.5%, to $1.57 billion as of September 30, 2015 from $1.42 billion at September 30, 2014, and grew by $60.1 million, or 4.0%, from $1.51 billion at June 30, 2015.  Non-interest bearing deposits increased by $28.4 million, or 5.5%, during the third quarter of 2015, and by $75.3 million, or 16.1%, since September 30, 2014. The deposit growth we have achieved over the last year is attributable to our relationship building efforts. The majority of the growth achieved over the last year came from municipalities, public entities, and our commercial clients.

Total shareholders' equity was $205.5 million at September 30, 2015, an increase of $11.3 million, or 5.8%, compared to September 30, 2014, and an increase of $3.4 million, or 1.7%, compared to June 30, 2015 due to quarterly earnings, net of the impact of quarterly shareholder dividend payments. The unrealized gain on the securities portfolio also contributed $1.1 million, and $1.4 million to equity during the past quarter, and year, respectively.

Classified assets at September 30, 2015 totaled $44.0 million, and declined by $5.4 million, or 11.0% compared to $49.5 million at June 30, 2015, and by $1.2 million, or 2.7%, from $45.3 million at September 30, 2014.  Non-performing assets were $10.3 million at September 30, 2015 compared to $12.0 million at June 30, 2015 representing a $1.6 million or 13.4% decrease since the prior quarter, and materially unchanged since September 30, 2014.  Non-performing assets represented 0.55% of total assets at September 30, 2015 the lowest level reached in several years.

Allowance for Loan and Lease Losses

The allowance for loan and lease losses ("ALLL") as a percentage of gross loans declined from 1.46% at September 30, 2014 to 1.43% at September 30, 2015. The consistency in the level of our ALLL as a percentage of gross loans over the last twelve months is due to the relatively stable credit profile of the Company, which is evidenced by its asset quality ratios. The combined un-accreted purchase discounts for acquired loans and ALLL represent 1.93% of gross loans as of September 30, 2015 compared to 1.96% as of June 30, 2015.

As of September 30, 2015, the portion of the ALLL allocated to MISN acquired loans was $0.5 million or 0.26% of the remaining acquired MISN loan portfolio. The remaining un-accreted fair market value discount on MISN loans was $6.0 million at September 30, 2015 and represents 3.00% of the remaining balance of MISN loans.

Due to continued heightened concerns regarding the effects of the California drought upon our agribusiness loan customers and related businesses, the Bank has provided a $1.4 million qualitative allocation in its ALLL to address these concerns, which allocation accounts for 8.3% of the total ALLL at September 30, 2015. Management will continue to monitor the drought as it relates to our agribusiness customers and the local economy.

Regulatory Capital

The Company's and the Bank's regulatory capital ratios exceeded the ratios generally required to be considered a "well capitalized" financial institution for regulatory purposes. The Tier I Leverage Ratios for the Company and the Bank were 9.96%, and 9.44%, respectively, at September 30, 2015 compared with the requirement of 5.00% to generally be considered a "well capitalized" financial institution. The Total Risk-Based Capital Ratios for the Company and the Bank were 14.46%, and 13.77%, respectively, at September 30, 2015 compared with the requirement of 10.00% to generally be considered a "well capitalized" financial institution.  The Common Equity Tier 1 Capital Ratio for the Company and the Bank were 12.81%, and 12.52%, respectively, at September 30, 2015 compared with the requirement of 6.5% to generally be considered a "well capitalized" financial institution for regulatory purposes. The Company's regulatory capital ratios declined as compared to the linked quarter due to a slower growth rate of regulatory capital as compared to the growth rate for average, and risk-based assets.  The Company's regulatory capital was also impacted by the retirement of $3.0 million of junior subordinated debentures, which qualified as Tier 1 Capital, in conjunction with the August 4, 2015 repurchase of trust preferred securities issued by Heritage Oaks Capital Trust II.

BSA Consent Order

We have continued to make progress in addressing the issues identified in the BSA Consent Order that we entered into with our regulators in November of 2014. However, we still have more work to do in order to fully remediate the issues identified in the BSA Consent Order.

Conference Call

The Company will host a conference call to discuss the third quarter results at 8:00 a.m. PDT on October 30, 2015. Media representatives, analysts and the public are invited to listen to this discussion by calling (877) 363-5052 and entering the conference ID 50485256, or via on-demand webcast. A link to the webcast will be available on Heritage Oaks Bancorp's website at www.heritageoaksbancorp.com. A replay of the call will be available on Heritage Oaks Bancorp's website later that day and will remain on its site for up to 14 calendar days. By including the foregoing website address, Heritage Oaks Bancorp does not intend to and shall not be deemed to incorporate by reference any material contained therein.

Report on Form 10-Q

The Company intends to file with the U.S. Securities and Exchange Commission its Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 on or before November 9, 2015. This report can be accessed at the U.S. Securities and Exchange Commission's website www.sec.gov. Shortly after filing, it is also available free of charge at the Company's website www.heritageoaksbancorp.com or by contacting Jason Castle, Chief Financial Officer.  By including the foregoing website addresses, Heritage Oaks Bancorp does not intend to, and shall not be deemed to incorporate by reference any material contained therein.

About Heritage Oaks Bancorp and Heritage Oaks Bank

With $1.9 billion in assets, Heritage Oaks Bancorp is headquartered in Paso Robles, California and is the holding company for Heritage Oaks Bank.  Heritage Oaks Bank operates two branch offices each in Paso Robles and San Luis Obispo; single branch offices in Atascadero, Templeton, Cambria, Morro Bay, Arroyo Grande, Santa Maria, Goleta and Santa Barbara; as well as a single loan production office in Ventura/Oxnard.  Heritage Oaks Bank conducts commercial banking business in San Luis Obispo, Santa Barbara, and Ventura counties. Visit Heritage Oaks Bank on the Web at www.heritageoaksbank.com. By including the foregoing website address, Heritage Oaks Bancorp does not intend to, and shall not be deemed to incorporate by reference any material contained therein.

Forward Looking Statements

This press release contains "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements. All statements other than statements of historical fact are "forward looking statements" for purposes of federal and state securities laws, including, but not limited to, statements about anticipated future operating and financial performance, financial position and liquidity, business prospects, strategic alternatives, regulatory and competitive outlook, investment and expenditure plans, capital and financing needs, plans and objectives of management for future operations, and other similar forecasts and statements of expectation and statements of assumptions underlying any of the foregoing. Words such as "will likely result," "aims," "anticipates," "believes," "could," "estimates," "expects," "hopes," "intends," "may," "plans," "projects," "seeks," "should," "will," and variations of these words and similar expressions are intended to help identify forward-looking statements. Forward looking statements are based on the Company's current expectations and assumptions regarding its business, the regulatory environment, the economy and other future conditions, which expectations and assumptions could prove wrong. Forward looking statements are subject to a number of risks and uncertainties that could cause the Company's actual results to differ materially and adversely from those contemplated by the forward looking statements. The Company cautions you against relying on any of these forward looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward looking statements, include the following: renewed softness in the overall economy, including the California real estate market; the effect of the current low interest rate environment or changes in interest rates on our net interest margin; changes in the Company's business strategy or development plans; our ability to  attract and retain qualified employees; a failure or breach of our operational security systems or infrastructure or those of our customers, our third party vendors or other service providers, including as a result of a cyber-attack; any compromise in the secured transmission of confidential information over public networks; environmental conditions, including the prolonged drought in California, natural disasters such as earthquakes, landslides, and wildfires that may disrupt business, impede operations, or negatively impact the ability of certain borrowers to repay their loans and/or the values of collateral securing loans; the possibility of an unfavorable ruling in a legal matter, and the potential impact that it may have on earnings, reputation, or the Bank's operations; and the possibility that any expansionary activities will be impeded while the FDIC's and CA DBO's joint BSA Consent Order remains outstanding, and that we will be unable to comply with the requirements set forth in the BSA Consent Order, which could result in restrictions on our operations.

Additional information on these risks and other factors that could affect operating results and financial condition are detailed in reports filed by the Company with the U.S. Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2014, filed by the Company with the U.S. Securities and Exchange Commission on March 6, 2015.

Forward looking statements speak only as of the date they are made, and the Company does not undertake to update forward looking statements to reflect circumstances or events that occur after the date the forward looking statements are made, whether as a result of new information, future developments or otherwise, and specifically disclaims any obligation to revise or update such forward looking statements for any reason, except as may be required by law.

Use of Non-GAAP Financial Information

The Company provides all information required in accordance with generally accepted accounting principles (GAAP), but it believes that evaluating its ongoing operating results and in particular, making comparisons to similar companies, may be enhanced by providing additional non-GAAP measures used by management to assess operating results.  Therefore, included at the end of the tables below are the following schedules: a schedule reconciling our GAAP net income to earnings before income taxes, provision for loan and lease losses, investment securities gains or losses, gain on extinguishment of debt, and merger, restructure, and integration related costs; a schedule reconciling book value to tangible common book value per share; a schedule adjusting non-interest expense to exclude merger, restructure and integration costs and expressing the adjusted noninterest expense as a percentage of average assets; and a schedule adjusting the efficiency ratio to exclude merger, restructure and integration costs.

Heritage Oaks Bancorp
Consolidated Balance Sheets
(unaudited)

	9/30/2015	6/30/2015	9/30/2014
	(dollars in thousands, except per share data)
Assets
Cash and due from banks	$ 22,469	$ 16,085	$ 14,993
Interest earning deposits in other banks	89,801	112,928	35,834
Total cash and cash equivalents	112,270	129,013	50,827

Investment securities available for sale, at fair value	432,750	379,824	382,437
Loans held for sale, at lower of cost or fair value	5,366	8,736	5,977
Gross loans	1,206,740	1,191,153	1,151,576
Net deferred loan fees	(1,056)	(1,157)	(1,414)
Allowance for loan and lease losses	(17,296)	(16,982)	(16,787)
Net loans held for investment	1,188,388	1,173,014	1,133,375
Premises and equipment, net	37,686	37,996	36,937
Premises held for sale	1,910	1,840	2,070
Deferred tax assets, net	21,422	23,180	27,914
Bank owned life insurance	25,191	25,032	24,549
Federal Home Loan Bank stock	7,853	7,853	7,853
Goodwill	24,885	24,885	24,536
Other intangible assets	4,560	4,823	5,644
Other assets	11,644	12,183	14,105
Total assets	$ 1,873,925	$ 1,828,379	$ 1,716,224

Liabilities
Deposits
Non-interest bearing deposits	$ 544,782	$ 516,431	$ 469,435
Interest bearing deposits	1,026,988	995,208	953,499
Total deposits	1,571,770	1,511,639	1,422,934
Short term FHLB borrowing	13,500	10,500	10,000
Long term FHLB borrowing	65,046	83,050	65,562
Junior subordinated debentures	10,389	13,338	13,179
Other liabilities	7,762	7,770	10,430
Total liabilities	1,668,467	1,626,297	1,522,105

Shareholders' equity
Preferred stock, 5,000,000 shares authorized:
Series C preferred stock, $3.25 per share stated value; issued and outstanding: 0 shares at September 30, 2015 and June 30, 2015, and 1,189,538 shares at September 30, 2014, respectively	--	--	3,604
Common stock, no par value; authorized: 100,000,000 shares; issued and outstanding: 34,352,445, 33,314,242 and 33,082,205 shares as of September 30, 2015, June 30, 2015, and September 30, 2014, respectively	165,452	165,415	161,924
Additional paid in capital	7,964	7,658	6,382
Retained earnings	30,774	28,800	22,303
Accumulated other comprehensive income / (loss)	1,268	209	(94)
Total shareholders' equity	205,458	202,082	194,119
Total liabilities and shareholders' equity	$ 1,873,925	$ 1,828,379	$ 1,716,224

Book value per common share	$ 5.98	$ 5.89	$ 5.76

Tangible book value per common share	$ 5.12	$ 5.02	$ 4.85

Heritage Oaks Bancorp
Consolidated Statements of Income
(unaudited)

	For the Three Months Ended
	9/30/2015	6/30/2015	9/30/2014
	(dollars in thousands, except per share data)
Interest Income
Loans, including fees	$ 14,781	$ 14,585	$ 14,745
Investment securities	1,864	1,662	1,946
Other interest-earning assets	312	494	204
Total interest income	16,957	16,741	16,895
Interest Expense
Deposits	941	918	918
Other borrowings	620	581	406
Total interest expense	1,561	1,499	1,324
Net interest income before provision for loan and lease losses	15,396	15,242	15,571
Provision for loan and lease losses	--	--	--
Net interest income after provision for loan and lease losses	15,396	15,242	15,571
Non-Interest Income
Fees and service charges	1,219	1,213	1,410
Gain on extinguishment of debt	552	--	--
Net gain on sale of mortgage loans	407	484	411
Gain on sale of investment securities	136	--	450
Other mortgage fee income	92	118	64
Other income	400	456	647
Total non-interest income	2,806	2,271	2,982
Non-Interest Expense
Salaries and employee benefits	5,598	5,786	6,164
Professional services	2,234	1,702	1,839
Occupancy and equipment	1,688	1,748	1,776
Information technology	611	541	756
Regulatory assessments	298	300	351
Amortization of intangible assets	263	262	297
Loan department expense	252	260	239
Sales and marketing	240	295	232
Communication costs	150	144	183
Merger, restructure and integration	(97)	(2)	748
Other expense	914	393	797
Total non-interest expense	12,151	11,429	13,382
Income before income taxes	6,051	6,084	5,171
Income tax expense	2,049	2,284	1,742
Net income	4,002	3,800	3,429
Accretion on preferred stock	--	70	--
Net income available to common shareholders	$ 4,002	$ 3,730	$ 3,429

Weighted Average Shares Outstanding
Basic	34,158,081	34,105,192	33,992,465
Diluted	34,282,367	34,249,591	34,146,200
Earnings Per Common Share
Basic	$ 0.12	$ 0.11	$ 0.10
Diluted	$ 0.12	$ 0.11	$ 0.10
Dividends Declared Per Common Share	$ 0.06	$ 0.06	$ 0.03

Heritage Oaks Bancorp
Consolidated Statements of Income
(unaudited)

	Nine Months Ended
	9/30/2015	9/30/2014
	(dollars in thousands except per share data)
Interest Income
Loans, including fees	$ 44,454	$ 41,134
Investment securities	5,193	5,355
Other interest-earning assets	979	535
Total interest income	50,626	47,024
Interest Expense
Deposits	2,748	2,661
Other borrowings	1,742	1,158
Total interest expense	4,490	3,819
Net interest income before provision for loan and lease losses	46,136	43,205
Provision for loan and lease losses	--	--
Net interest income after provision for loan and lease losses	46,136	43,205
Non-Interest Income
Fees and service charges	3,639	3,949
Net gain on mortgage banking activities	1,277	967
Gain on sale of investment securities	641	549
Gain on extinguishment of debt	552	--
Other mortgage fee income	348	223
Other income	1,621	1,533
Total non-interest income	8,078	7,221
Non-Interest Expense
Salaries and employee benefits	17,643	18,121
Professional services	5,342	3,610
Occupancy and equipment	5,023	4,989
Information technology	1,753	2,403
Regulatory assessments	895	862
Sales and marketing	852	595
Loan department expense	798	700
Amortization of intangible assets	787	760
Communication costs	435	450
Merger, restructure and integration	(67)	8,785
Other expense	1,932	2,132
Total non-interest expense	35,393	43,407
Income before income taxes	18,821	7,019
Income tax expense	6,950	2,406
Net income	11,871	4,613
Accretion on preferred stock	70	--
Net income available to common shareholders	$ 11,801	$ 4,613

Weighted Average Shares Outstanding
Basic	34,111,079	32,322,194
Diluted	34,258,364	32,519,518
Earnings Per Common Share
Basic	$ 0.35	$ 0.14
Diluted	$ 0.34	$ 0.14
Dividends Declared Per Common Share	$ 0.17	$ 0.03

Heritage Oaks Bancorp
Key Ratios

	For the Three Months Ended			Nine Months Ended
	9/30/2015	6/30/2015	9/30/2014	9/30/2015	9/30/2014
Profitability / Performance Ratios
Net interest margin	3.58%	3.67%	3.98%	3.72%	3.98%
Return on average equity	7.78%	7.53%	7.05%	7.85%	3.48%
Return on average common equity	7.78%	7.42%	7.18%	7.83%	3.55%
Return on average tangible common equity	9.10%	8.71%	8.55%	9.19%	4.21%
Return on average assets	0.86%	0.85%	0.80%	0.88%	0.39%
Non-interest income to total net revenue	15.42%	12.97%	16.07%	14.90%	14.32%
Yield on interest earning assets	3.94%	4.03%	4.32%	4.08%	4.33%
Cost of interest bearing liabilities	0.56%	0.55%	0.52%	0.55%	0.53%
Cost of funds	0.38%	0.38%	0.35%	0.38%	0.37%
Operating efficiency ratio (1)	67.81%	64.04%	71.90%	65.32%	85.14%
Non-interest expense to average assets, annualized	2.61%	2.55%	3.14%	2.64%	3.68%
Gross loans to total deposits	76.78%	78.80%	80.93%

Asset Quality Ratios
Non-performing loans to total gross loans	0.83%	0.97%	0.89%
Non-performing loans to equity	4.87%	5.73%	5.29%
Non-performing assets to total assets	0.55%	0.65%	0.60%
Allowance for loan and lease losses to total gross loans	1.43%	1.43%	1.46%
Net (recoveries) charge-offs to average loans outstanding, annualized	-0.11%	-0.02%	-0.06%	-0.06%	0.14%
Classified assets to Tier I + ALLL	22.31%	25.15%	24.91%
30-89 Day Delinquency Rate	0.07%	0.03%	0.00%

Capital Ratios
Company
Common Equity Tier I Capital Ratio (2)	12.81%	12.96%	N/A
Leverage ratio	9.96%	10.22%	10.00%
Tier I Risk-Based Capital Ratio	13.20%	13.55%	12.87%
Total Risk-Based Capital Ratio	14.46%	14.80%	14.12%
Bank
Common Equity Tier I Capital Ratio (2)	12.52%	12.48%	N/A
Leverage ratio	9.44%	9.41%	9.77%
Tier I Risk-Based Capital Ratio	12.52%	12.48%	12.58%
Total Risk-Based Capital Ratio	13.77%	13.73%	13.83%

(1) The efficiency ratio is defined as total non-interest expense as a percentage of the combined: net interest income, non-interest income, excluding gains and losses on the sale of securities, gains and losses on the sale of other real estate owned ("OREO"), write-downs on OREO, OREO related costs, gains and losses on the sale of fixed assets, amortization of intangible assets and gains and losses on the extinguishment of debt.

(2) Common Equity Tier I Capital is a new regulatory capital measure pursuant to the implementation of Basel III on January 1, 2015.

Heritage Oaks Bancorp
Average Balances

	For The Three Months Ended
	9/30/2015			6/30/2015			9/30/2014
	Balance	Yield / Rate	Income / Expense	Balance	Yield / Rate	Income / Expense	Balance	Yield / Rate	Income / Expense
	(dollars in thousands)
Interest Earning Assets
Interest earning deposits in other banks	$ 99,812	0.23%	$ 58	$ 71,993	0.18%	$ 33	$ 72,348	0.20%	$ 36
Investment securities	414,519	1.78%	1,864	369,368	1.80%	1,662	374,359	2.06%	1,946
Other investments	9,838	10.24%	254	9,839	18.79%	461	9,839	6.77%	168
Loans (1)	1,184,229	4.95%	14,781	1,213,772	4.82%	14,585	1,096,002	5.34%	14,745
Total earning assets	1,708,398	3.94%	16,957	1,664,972	4.03%	16,741	1,552,548	4.32%	16,895
Allowance for loan and lease losses	(17,216)			(17,037)			(16,696)
Other assets	153,560			148,680			155,656
Total assets	$ 1,844,742			$ 1,796,615			$ 1,691,508

Interest Bearing Liabilities
Interest bearing demand	$ 118,441	0.11%	$ 32	$ 118,692	0.11%	$ 33	$ 106,382	0.11%	$ 30
Savings	103,891	0.10%	26	95,875	0.10%	24	104,757	0.10%	26
Money market	526,657	0.27%	355	506,651	0.28%	354	438,824	0.29%	317
Time deposits	256,554	0.82%	528	270,283	0.75%	507	289,886	0.75%	545
Total interest bearing deposits	1,005,543	0.37%	941	991,501	0.37%	918	939,849	0.39%	918
Federal Home Loan Bank borrowing	86,157	2.25%	489	93,552	1.89%	440	65,824	1.59%	264
Junior subordinated debentures	11,726	4.43%	131	13,305	4.25%	141	13,145	4.29%	142
Total borrowed funds	97,883	2.51%	620	106,857	2.18%	581	78,969	2.04%	406
Total interest bearing liabilities	1,103,426	0.56%	1,561	1,098,358	0.55%	1,499	1,018,818	0.52%	1,324
Non interest bearing demand	528,354			486,829			467,868
Total funding	1,631,780	0.38%	1,561	1,585,187	0.38%	1,499	1,486,686	0.35%	1,324
Other liabilities	8,899			8,947			11,761
Total liabilities	$ 1,640,679			$ 1,594,134			$ 1,498,447

Shareholders' Equity
Total shareholders' equity	204,063			202,481			193,061
Total liabilities and shareholders' equity	$ 1,844,742			$ 1,796,615			$ 1,691,508

Net interest margin		3.58%	$ 15,396		3.67%	$ 15,242		3.98%	$ 15,571

Interest rate spread		3.38%			3.48%			3.80%

Cost of deposits		0.24%			0.25%			0.26%

(1) Non-accrual loans have been included in total loans.

Heritage Oaks Bancorp
Average Balances

	For the Nine Months Ended
	9/30/2015			9/30/2014
	Balance	Yield / Rate	Income / Expense	Balance	Yield / Rate	Income / Expense
	(dollars in thousands)
Interest Earning Assets
Interest earning deposits in other banks	$ 73,197	0.20%	$ 112	$ 57,818	0.18%	$ 77
Investment securities	379,228	1.83%	5,193	343,561	2.08%	5,355
Other investments	9,838	11.78%	867	8,920	6.86%	458
Loans (1)	1,197,715	4.96%	44,454	1,041,358	5.28%	41,134
Total earning assets	1,659,978	4.08%	50,626	1,451,657	4.33%	47,024
Allowance for loan and lease losses	(17,040)			(17,559)
Other assets	151,391			140,930
Total assets	$ 1,794,329			$ 1,575,028

Interest Bearing Liabilities
Interest bearing demand	$ 117,696	0.11%	$ 97	$ 101,677	0.11%	$ 83
Savings	98,142	0.10%	73	92,013	0.10%	67
Money market	499,357	0.27%	1,027	407,086	0.31%	931
Time deposits	268,413	0.77%	1,551	276,912	0.76%	1,580
Total interest bearing deposits	983,608	0.37%	2,748	877,688	0.41%	2,661
Federal Home Loan Bank borrowing	93,197	1.91%	1,328	77,548	1.38%	801
Junior subordinated debentures	12,756	4.34%	414	12,061	3.96%	357
Total borrowed funds	105,953	2.20%	1,742	89,609	1.73%	1,158
Total interest bearing liabilities	1,089,561	0.55%	4,490	967,297	0.53%	3,819
Non interest bearing demand	493,447			419,949
Total funding	1,583,008	0.38%	4,490	1,387,246	0.37%	3,819
Other liabilities	9,188			10,331
Total liabilities	1,592,196			1,397,577

Shareholders' Equity
Total stockholders' equity	202,133			177,451
Total liabilities and shareholders' equity	$ 1,794,329			$ 1,575,028

Net interest margin		3.72%	$ 46,136		3.98%	$ 43,205

Interest rate spread		3.53%			3.80%

Cost of deposits		0.25%			0.27%

(1) Non-accrual loans have been included in total loans.

Heritage Oaks Bancorp
Loans and Deposits

	9/30/2015	6/30/2015	9/30/2014
	(dollars in thousands)
Loans
Real Estate Secured
Commercial	$ 581,767	$ 585,811	$ 582,600
Residential 1 to 4 family	154,895	143,256	121,061
Farmland	107,376	104,613	93,965
Multi-family residential	75,774	76,903	76,821
Construction and land	42,571	41,057	42,479
Home equity lines of credit	31,609	32,759	37,967
Total real estate secured	993,992	984,399	954,893
Commercial
Commercial and industrial	159,012	151,401	143,861
Agriculture	47,244	48,601	44,204
Other	--	1	20
Total commercial	206,256	200,003	188,085
Consumer	6,492	6,751	8,598
Total loans held for investment	1,206,740	1,191,153	1,151,576
Deferred loan fees	(1,056)	(1,157)	(1,414)
Allowance for loan and lease losses	(17,296)	(16,982)	(16,787)
Total net loans held for investment	$ 1,188,388	$ 1,173,014	$ 1,133,375
Loans held for sale	$ 5,366	$ 8,736	$ 5,977

	9/30/2015	6/30/2015	9/30/2014
	(dollars in thousands)
Deposits
Non-interest bearing deposits	$ 544,782	$ 516,431	$ 469,435
Interest bearing deposits:
Money market deposit accounts	551,815	503,132	455,045
Time deposits	250,777	264,851	284,057
NOW accounts	120,266	128,404	108,186
Other savings deposits	104,130	98,821	106,211
Total deposits	$ 1,571,770	$ 1,511,639	$ 1,422,934

Heritage Oaks Bancorp
Allowance for Loan and Lease Losses, Non-Performing and Classified Assets

	For the Three Months Ended			Percentage Change Vs.
	9/30/2015	6/30/2015	9/30/2014	6/30/2015	9/30/2014
	(dollars in thousands)
Allowance for Loan and Lease Losses
Balance, beginning of period	$ 16,982	$ 16,913	$ 16,635	0.4%	2.1%
Provision for loan and lease losses	--	--	--	--	--
Charge-offs:
Commercial and industrial	44	142	2	-69.0%	2100.0%
Consumer	1	5	--	-80.0%	--
Home equity line of credit	--	16	--	-100.0%	--
Agriculture	--	1	--	-100.0%	--
Commercial real estate	--	--	10	--	-100.0%
Total charge-offs	45	164	12	-72.6%	275.0%
Recoveries of loans previously charged-off	359	233	164	54.1%	118.9%
Balance, end of period	$ 17,296	$ 16,982	$ 16,787	1.8%	3.0%

Net recoveries	$ (314)	$ (69)	$ (152)	355.1%	106.6%

				Percentage Change Vs.
	9/30/2015	6/30/2015	9/30/2014	6/30/2015	9/30/2014
	(dollars in thousands)
Non-Performing Assets
Loans on non-accrual status:
Construction and land	$ 4,046	$ 4,754	$ 5,226	-14.9%	-22.6%
Commercial and industrial	3,549	3,207	2,182	10.7%	62.6%
Commercial real estate	2,117	2,158	1,938	-1.9%	9.2%
Residential 1 to 4 family	171	707	97	-75.8%	76.3%
Home equity line of credit	85	86	100	-1.2%	-15.0%
Consumer	48	40	46	20.0%	4.3%
Agriculture	--	626	685	-100.0%	-100.0%
Total non-accruing loans	10,016	11,578	10,274	-13.5%	-2.5%
Other real estate owned (OREO)	328	372	--	-11.8%	--
Total non-performing assets	$ 10,344	$ 11,950	$ 10,274	-13.4%	0.7%

	9/30/2015	6/30/2015	9/30/2014
	(dollars in thousands)
Classified Assets
Loans	$ 43,718	$ 49,118	$ 45,268
Other real estate owned (OREO)	328	372	--
Non-investment grade securities	--	--	--
Total classified assets	$ 44,046	$ 49,490	$ 45,268

Classified assets to Tier I + ALLL	22.31%	25.15%	24.91%

Note: Classified assets consist of substandard and non-performing loans and OREO assets.

Heritage Oaks Bancorp
Quarter to Date Non-Performing Loan Reconciliation

	Balance			Returns to		Balance
	June 30,		Net	Accrual		September 30,
	2015	Additions	Paydowns	Status	Charge-offs	2015
	(dollars in thousands)
Real Estate Secured
Construction and land	$ 4,754	$ --	$ (708)	$ --	$ --	$ 4,046
Commercial	2,158	--	(41)	--	--	2,117
Residential 1 to 4 family	707	--	(23)	(513)	--	171
Home equity line of credit	86	--	(1)	--	--	85
Commercial
Commercial and industrial	3,207	818	(386)	(46)	(44)	3,549
Agriculture	626	--	--	(626)	--	--
Consumer	40	12	(3)	--	(1)	48
Total	$ 11,578	$ 830	$ (1,162)	$ (1,185)	$ (45)	$ 10,016

Heritage Oaks Bancorp
Year to Date Non-Performing Loan Reconciliation

	Balance			Transfers	Returns to		Balance
	December 31,		Net	to Foreclosed	Accrual		September 30,
	2014	Additions	Paydowns	Collateral	Status	Charge-offs	2015
	(dollars in thousands)
Real Estate Secured
Construction and land	$ 5,237	$ --	$ (978)	$ (44)	$ (135)	$ (34)	$ 4,046
Commercial	2,085	140	(108)	--	--	--	2,117
Residential 1 to 4 family	124	624	(64)	--	(513)	--	171
Home equity line of credit	258	40	(113)	(61)	--	(39)	85
Commercial
Commercial and industrial	2,102	2,761	(831)	--	(296)	(187)	3,549
Agriculture	686	--	(59)	--	(626)	(1)	--
Consumer	43	34	(24)	--	--	(5)	48
Total	$ 10,535	$ 3,599	$ (2,177)	$ (105)	$ (1,570)	$ (266)	$ 10,016

Heritage Oaks Bancorp
Reconciliation of GAAP to Non-GAAP Financial Measure

	For the Three Months Ended			Nine Months Ended
	9/30/2015	6/30/2015	9/30/2014	9/30/2015	9/30/2014
	(dollars in thousands)
GAAP net income	$ 4,002	$ 3,800	$ 3,429	$ 11,871	$ 4,613
Adjusted for:
Income tax expense	2,049	2,284	1,742	6,950	2,406
(Gain) on sale of investment securities	(136)	--	(450)	(641)	(549)
(Gain) on extinguishment of debt	(552)	--	--	(552)	--
Merger, restructure and integration	(97)	(2)	748	(67)	8,785
Non-GAAP earnings before income taxes, gains on sale of investment securities, gains on extinguishment of debt, and merger, restructure and integration costs	$ 5,266	$ 6,082	$ 5,469	$ 17,561	$ 15,255

	9/30/2015	6/30/2015	9/30/2014	9/30/2015	9/30/2014
	(dollars in thousands)
Non-interest expense	$ 12,151	$ 11,429	$ 13,382	$ 35,393	$ 43,407
Less: Merger, restructure and integration	97	2	(748)	67	(8,785)
Adjusted non-interest expense	12,248	11,431	12,634	35,460	34,622
Total average assets	1,844,742	1,796,615	1,691,508	1,794,329	1,575,028
Annualization	3.9674	4.0110	3.9674	1.3370	1.3370
Non-interest expense to average assets less merger, restructure and integration costs	2.63%	2.55%	2.96%	2.64%	2.94%

	9/30/2015	6/30/2015	9/30/2014	9/30/2015	9/30/2014
	(dollars in thousands)
Non-interest expense	$ 12,151	$ 11,429	$ 13,382	$ 35,393	$ 43,407
Less: OREO related costs and writedowns	(10)	42	(55)	21	(182)
Less: Amortization of CDI	(263)	(262)	(297)	(787)	(760)
Less: Merger, restructure and integration	97	2	(748)	67	(8,785)
Adjusted non-interest expense	11,975	11,211	12,282	34,694	33,680
Net interest income	15,396	15,242	15,571	46,136	43,205
Non-interest income	2,806	2,271	2,982	8,078	7,221
Less: net (gains)	(686)	(10)	(432)	(1,201)	(548)
Operating efficiency less merger, restructure and integration costs	68.37%	64.05%	67.78%	65.44%	67.52%

	9/30/2015	6/30/2015	9/30/2014
	(dollars in thousands)
Total shareholders' equity	$ 205,458	$ 202,082	$ 194,119
Less: Series C Preferred Stock	--	--	(3,604)
Less: Intangibles	(29,446)	(29,708)	(30,180)
Tangible common equity	$ 176,012	$ 172,374	$ 160,335
Tangible common book value per share	$ 5.12	$ 5.02	$ 4.85
CONTACT: Simone Lagomarsino, President & Chief Executive Officer
         1222 Vine Street
         Paso Robles, California 93446
         805.369.5260
         slagomarsino@heritageoaksbank.com

         Jason Castle, Executive Vice President & Chief Financial Officer
         1222 Vine Street
         Paso Robles, California 93446
         805.369.5294
         jcastle@heritageoaksbank.com